ASSET AND PATENT PURCHASE AGREEMENT

Amendment 1 to Asset and Patent Agreement Sections 3.5 and 3.7 Dated September 22,2008

THIS ASSET AND PATENT PURCHASE AGREEMENT AMENDMENT (this "***Agreement***") is entered into as of, March 18, 2009 ("***Effective Date***") by and between LOBIS Inc., a Delaware corporation ("***Purchaser***"), and Computing Services Support Solutions, Inc, a California corporation ("***Seller***"). The parties hereby agree as follows:

Article 1 - Background

1.1 Seller owns certain assets and patents.

1.2 Seller wishes to sell to Purchaser all right, title and interest in such assets and patents, including without limitation any causes of action to sue for infringement thereof and other enforcement rights.

1.3 Purchaser wishes to purchase from Seller all right, title and interest in the "Assets" (as defined below) and "Assigned Patent Rights" (as defined below), free and clear of any restrictions, liens, claims, and known encumbrances.

Article 2 - Definitions

2.1 "***Assets***" shall have the meaning set forth in Section 4.1.

2.2 "***Assigned Patent Rights***" shall mean the Patents and all additional rights set forth in Article 4.2.

2.3 "***Common Interest Agreement***" means the Common Interest Agreement set forth in Exhibit D, setting forth the terms under which Seller and Purchaser shall protect certain information relating to the Patents under the common interest privilege.

2.4 "***Contracts***" shall have the meaning set forth in Section 4.2.

2.5 "***Executed Assignment***" means an executed original of the Assignment of Patent Rights set forth in Exhibit C.

2.6 "***Material Adverse Event***" means any change, event or effect that (i) is materially adverse to (a) the general affairs, business, operations, assets, condition (financial or otherwise) or results of operations of Seller, (b) the Assets or (c) the Assigned Patent Rights, or (ii) is reasonably foreseeable, has a reasonable likelihood of occurring, and if it were to occur might materially adversely affect (x) the general affairs, business, operations, assets, condition (financial or otherwise) or results of operations of Seller, (y) the Assets or (z) the Assigned Patent Rights.

2.7 "***Patents***" means (i) each of the patents listed in Exhibit B and Exhibit C (as such lists may by agreement be updated based on Purchaser's review of the "Deliverables" (as defined below)) hereto, (ii) all patents or patent applications to which any of the foregoing directly or indirectly claim priority, and (iii) all patents or patent applications for which any of the foregoing directly or indirectly forms a basis for priority, (iv) all reissues, reexaminations, extensions, continuations, continuations in part, continuing prosecution

applications, and divisionals of such patents and applications, (v) international patents, patent applications and counterparts to any of the foregoing, including certificates of invention, utility models, industrial design protection, design patent protection, and other governmental grants or issuances, and (vi) any of the foregoing in (ii)-(v) whether or not expressly listed in Exhibit B and whether or not abandoned, rejected, or the like.

2.8 ***"Prior Granted Licenses"*** means the licenses that were granted under the Patents or interest or rights in any of the Assigned Patent Rights granted by Seller prior to the Effective Date.

Article 3 - Document Delivery, Review, Closing and Payment

3.1 Document Delivery. Within 15 calendar days following the date upon which Purchaser deposits the second installment amount into escrow in accordance with Section 3.5 hereof, Seller shall deliver to Purchaser or, at Purchaser's election, Purchaser's legal counsel: (i) the assignment agreements from the inventors and/or prior owners to Seller; (ii) the list of prosecution counsel who evaluated, prepared or prosecuted the Patents and who are currently handling the Patents; (iii) the information relating to the prosecution or maintenance of the Patents, which is current as of delivery; (iv) the prosecution history files, and all other files and original documents (including, without limitation, letters patent, assignments, and other documents necessary to establish that Seller's representations and warranties in Article 7 are true and correct) relating to the Patents, including, without limitation, all prosecution files for pending and issued patent applications included in the Patents, and all files relating to the Patents; and (v) all other patent related information, including, without limitation, internal disclosures, memoranda, legal opinions, prior art, data, lab notes, and all other documentation and materials relating to inventions described in the Patents (collectively, the ***"Initial Deliverables"***). Seller shall deliver any Initial Deliverables to Purchaser or, at Purchaser's election, Purchaser's legal counsel, together with two executed originals of the Common Interest Agreement. Seller acknowledges and agrees that Purchaser may request additional documents based on Purchaser's review of the Initial Deliverables (such additional documents and the Initial Deliverables are, collectively, the ***"Deliverables"***), and that as a result of Purchaser's review, the assets listed in Exhibit B and Exhibit C, may be revised by Purchaser, with the consent of Seller (evidenced by one or more Executed Assignments), both before and after the Closing to conform to the Patents (and may include additional patents and patent applications). To the extent the live assets are reduced, the payment in Article 3.4 shall be reduced by mutual agreement of the parties.

3.2 Asset Delivery. On the Effective Date, Seller shall deliver or cause to be delivered to Purchaser: (a) the Assets listed in Exhibit A; (b) all third-party consents (including without limitation from parties to the Contracts as necessary for the consummation of the transactions contemplated hereby; and (c) and such other documents and instruments as shall be reasonably requested to effect the transactions contemplated hereby. Simultaneously with such deliveries, Seller shall take such steps as are necessary to put Purchaser in actual possession and control of the Assets, including delivery of the Assets to the principal place of business of the Purchaser.

3.3 Closing. The closing of the sale of the Assets and the Assigned Patent Rights hereunder shall occur when all conditions set forth in Article 3.4 have been satisfied or waived by Purchaser (the ***"Closing"***).

3.4 Closing Conditions. The following are conditions precedent to Purchaser's obligation to make the payment in Article 3.5.

(i) Delivery of Assets. Seller shall have delivered to Purchaser all the Assets.

(ii) Compliance with Agreement. Seller shall have performed and complied in all respects with all of the obligations under this Agreement that are to be performed or complied with by it on or prior to the Closing.

(iii) Representations and Warranties. Purchaser shall be reasonably satisfied that, as of the Closing, the representations and warranties of Seller contained in Article 7 hereof are true and correct in all material respects.

(iv) Delivery of Executed Assignment. Seller shall have caused the Executed Assignment to be delivered to Stradling Yocca Carlson & Rauth to hold in escrow for delivery to Purchaser or Purchaser's representatives upon the first installment being paid in full and the second installment being delivered into escrow in accordance with Section 3.5 hereof.

(v) No Material Adverse Event. A Material Adverse Event shall not have occurred.

3.5 Payment. Purchaser shall pay to Seller the amount of US$1,250,000 and 4,500,000 shares of the Purchaser's Common Stock (collectively, the "***Purchase Price***") in accordance with this Article 3.5.

The cash portion of the Purchase Price shall be paid by Purchaser to Seller in three installments. The first installment amount of $150,000 is due upon the initial closing of a financing (other than a debt financing) undertaken by the Purchaser after the date hereof principally for capital-raising purposes in which the aggregate amount of gross proceeds totals at least $1,000,000. The second installment amount of $720,000 will be put into an escrow account immediately upon the initial closing of a financing (other than a debt financing) undertaken by the Purchaser after the date hereof and is due and payable in 12 equal monthly installments, beginning on the one month anniversary of payment of the first installment. The third installment amount of $380,000 will be paid one month after the completion of the second installment payments assuming that Dr. K. Narayanaswamy and Dr. Don Cohen are still employed by the Seller pursuant to the Employment Agreements set forth in Exhibit E. In the event that each of Dr. K. Narayanaswamy and Dr. Don Cohen are terminated for "cause" by the Seller, the second installment payment or the unpaid portion thereof shall be waived by the Seller and returned to Purchaser from escrow.

(i) Notwithstanding anything in this Agreement to the contrary, Purchaser may, in its reasonable discretion, withhold any payment due to Seller pursuant to this Article 3.5 if, and for so long as, Seller fails to materially comply with its obligations under this Agreement.

(ii) The stock portion of the Purchase Price shall be issued by Purchaser to Seller pursuant to the Common Stock Purchase Agreement set forth in Exhibit F. The shares of Purchaser Common Stock issued to the Advisor shall be subject to a right of first refusal in favor of Purchaser, as set forth in the Common Stock Purchase Agreement.

3.6 Recordation of Assignment. Purchaser may record the Executed Assignment with any applicable patent and trademark offices after the Executed Assignment is released from escrow upon the terms specified herein.

3.7 Termination and Survival. In the event all conditions to Closing set forth in Article 3.4 are not met within 120 days following the Effective Date of this Amendment, either party shall have the right to terminate this Agreement by written notice to the other party. Upon termination, Purchaser shall return all documents delivered to Purchaser under this Article 3 to Seller. The provisions of Articles 9, 10, 11 and 12 shall survive any termination of this Agreement.

Article 4 - Sale of Assets

4.1 Assets of Seller. Upon the Closing and on the terms and subject to the conditions of this Agreement and for the consideration set forth herein, Seller, sells, conveys, assigns, transfers and delivers to Purchaser, and Purchaser hereby purchases and acquires from Seller, the assets of Seller identified in Exhibit A (together with the Contracts, the "*Assets*").

4.2 Contracts. Upon the Closing, Seller assigns and delegates, and the Purchaser assumes, all rights to and duties under the contracts of Seller listed on Exhibit A, including without limitation, all contracts necessary or desirable currently used by the Seller for the operation of the Assets (collectively, the "*Contracts*").

4.3 Assumption of Liabilities. In connection with the purchase and sale of the Assets pursuant to this Agreement, Purchaser assumes only obligations under the Contracts and those liabilities and obligations of Seller that are specifically and exclusively related to the Assets. No other liabilities or obligations of any nature, (including without limitation product liability) whether known or unknown, whether fixed or contingent, accrued or unaccrued, shall be assumed by Purchaser in connection with the purchase and sale of the Assets hereunder, and such liabilities and obligations shall remain the responsibility of the Seller.

4.4 Consent of Third Parties. Nothing in this Agreement shall be constructed as an attempt or agreement to assign: (a) any Contract which is non-assignable without the consent of the party or parties thereto unless such consent shall have been obtained; or (b) any Contract or claim as to which all of the remedies for the enforcement thereof enjoyed by Seller would not pass to Purchaser as an incident of the assignments provided for by this Agreement. Seller shall cooperate with Purchaser to obtain the consents of any other party required in connection with the transfer of any Contract requiring such consent and shall provide Purchaser with all the benefits enjoyed by Seller under any such Contract until consent to the assignment thereof is obtained.

Article 5 - Patents and Additional Rights Transfer

5.1 Assignment of Patents. Upon the payment in full of the first installment and the second installment being delivered into escrow in accordance with Section 3.5, Seller shall sell, transfer, assign and convey to Purchaser all right, title and interest in and to the Patents, which shall be evidenced by the Executed Assignment. At Closing, Seller shall deliver the Executed Assignment into escrow with Stradling Yocca Carlson & Rauth until such time that Purchaser has paid to Seller the first installment and deposited the second installment into escrow in accordance with Section 3.5 of this Agreement. In the event that Purchaser is unable to secure financing (other than debt financing) as contemplated by Section 3.5 within 150 days of the Effective Date, Seller may at anytime cancel the Executed Assignment and terminate this Agreement.

5.2 Assignment of Additional Rights. Upon the payment in full of the first installment and the second installment being delivered into escrow in accordance with Section 3.5, Seller hereby also sells, transfers, assigns and conveys to Purchaser all right, title and interest in and to the following, which shall also be evidenced by the Executed Assignment:

(i) inventions, invention disclosures, and discoveries described in any of the Patents to the extent that any such inventions, invention disclosures, and discoveries (a) are included in any claim in the Patents, (b) are subject matter capable of being claimed in any reissue or reexamination proceedings brought on any of the Patents and/or (c) could have been and/or could be claimed in any continuations, continuations in part, continuing prosecution applications, requests for continuing examinations and/or divisionals of the Patents;

(ii) rights to apply in any or all countries of the world for patents, certificates of invention, utility models, industrial design protections, design patent protections, or other governmental grants or issuances of any type related to any of the Patents and the inventions, invention disclosures, and discoveries therein;

(iii) causes of action (whether currently pending, filed, or otherwise) and other enforcement rights under or on account of any of the Patents, including, without limitation, all rights under the Patents and/or under or on account of any of the Patents and any of the foregoing to (a) damages, (b) injunctive relief, and (c) any other remedies of any kind for past, current and future infringement; and

(iv) rights to collect royalties or other payments under or on account of any of the Patents and/or any of the foregoing.

5.3 Upon the payment by Purchaser of the first installment to Seller and the second installment being delivered to escrow in accordance with Section 3.5, each of the Patents and the Assigned Patent Rights shall be fully owned by Purchaser and Purchaser shall take over all the handling and prosecution of the Assigned Patent Rights including payment of maintenance fees and other charges.

Article 6 - Additional Obligations

6.1 Continued Cooperation. At the reasonable request of Purchaser, Seller shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby, including, without limitation, execution, acknowledgment, and

recordation of other such papers, and using commercially reasonable efforts to obtain the same from the respective inventors, as necessary or desirable for fully perfecting and conveying unto Purchaser the benefit of the transactions contemplated hereby. Seller shall continue to prosecute, maintain, and defend the Patents at its expense until the Closing.

6.2 Payment of Fees. Seller shall pay any maintenance fees, annuities, and the like due on the Patents until the Closing.

Article 7 - Representations and Warranties of Seller

Seller represents and warrants to Purchaser that as of the Effective Date and as of the Closing:

7.1 Seller is the sole owner of all rights, title and interest to the Assets and all rights, title and interest to the Assigned Patent Rights, including without limitation, all right, title, and interest to sue for infringement of the Patents. Seller has obtained and properly recorded previously executed assignments for the Assigned Patent Rights as necessary to fully perfect its rights and title therein in accordance with governing law and regulations in each respective jurisdiction. The Assets and Assigned Patent Rights are free and clear of all liens, claims, mortgages, security interests or other encumbrances, and restrictions. There are no actions, suits, investigations, claims, or proceedings threatened, pending, or in progress relating in any way to the Assets or the Assigned Patent Rights. There are no existing contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to, or in any person to acquire any of the Assets or the Assigned Patent Rights.

7.2 Seller is a company incorporated in California. Seller is in good standing and has full capacity, power and authority, and has obtained all necessary third party consents, approvals, and/or other authorizations, to (i) enter into, execute, and deliver this Agreement and (ii) to perform fully its obligations hereunder, including without limitation, the sale of the Assets and the assignment of the Assigned Patent Rights to Purchaser.

7.3 Purchaser is not subject to any covenant not to sue or similar restriction or similar restrictions on its enforcement or enjoyment of the Assigned Patent Rights resulted from Seller's any prior transaction related to the Assigned Patent Rights.

7.4 No Prior Granted Licenses under the Patents, or interest or rights in any of the Assigned Patent Rights exists. There is no obligation imposed by a standards-setting organization to license any of the Patents on particular terms or conditions.

7.5 Seller has not put a third party on notice of actual or potential infringement of any of the Patents. Seller has not initiated any enforcement action with respect to any of the Patents, or invited any third party to enter into a license under any of the Patents.

7.6 Seller is not aware of any claim of infringement of any third party intellectual property rights arising from practice of the Patents or use of the inventions, technology or ideas described therein, nor has Seller received any notice that use of the Patents may infringe upon or breach and third party's intellectual property rights.

7.7 Seller or prior owners or its agents or representatives have not engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate any of

the Patents or hinder their enforcement, including, without limitation, misrepresenting Seller's patent rights to a standard-setting organization.

7.8 None of the Patents has been or is currently involved in any reexamination, reissue, interference proceeding, or any similar proceeding, and no such proceedings are pending or threatened. All maintenance fees, annuities, and the like due on the Patents have been timely paid.

7.9 None of the Patents, other than those abandoned assets for which associated fees and/or annuities were not been paid, has ever been found invalid or unenforceable for any reason in any administrative, arbitration , judicial or other proceeding, and Seller does not know of and has not received any notice or information of any kind from any source suggesting that the Patents may be invalid or unenforceable, except for official communications from patent offices as part of normal prosecution of the Patents.

Article 8 - Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Seller as follows that, as of the Effective Date and as of the Closing:

8.1 Purchaser is a corporation duly formed, validly existing, and in good standing under the laws of the State of Delaware

8.2 Purchaser has all requisite power and authority to (i) enter into, execute, and deliver this Agreement and (ii) perform fully its obligations hereunder.

Article 9 - Additional Agreements

9.1 Indemnification of Purchaser. Seller agrees to indemnify, hold harmless, and defend Purchaser and its directors, officers, employees, advisors, consultants, attorneys and other agents and represeatatives (collectively, "***Indemnitees***") against any and all damages, losses, liabilities, actions, suits, proceedings, or claims arising out of any breach by Seller of any of Seller's covenants, representations or warranties contained in this Agreement, provided that any such Indemnitee promptly notifies Seller in writing of any such damages, losses, liabilities, action, suit, proceeding, or claims. Seller shall have the right to participate in and to assume the defense of any such action, suit, proceeding, or claim, and Seller shall be entitled to select counsel for the defense of such action, suit, proceeding, or claim with the approval Purchaser, which approval shall not be unreasonably withheld; provided, however, that if Purchaser reasonably determines that there may be a conflict between the position of Seller and Purchaser in conducting the defense of such action, suit, proceeding, or claim, then counsel for Purchaser shall be entitled to conduct the defense of such action, suit, proceeding, or claim on behalf of Purchaser.

9.2 Reversion. If Purchaser fails to pay to Seller a cash payment required to be made pursuant to Article 3.5 (other than due to Seller's failure to comply with its obligations under this Agreement, as permitted pursuant to Article 3.5), then Seller shall notify Purchaser of such late payment in writing. If Purchaser fails to make such payment on or before 90 calendars after receipt of such a notice from Seller, on the 91st calendar day after Purchaser's receipt of such notice: (i) ownership of the Assets and the Assigned Patent Rights shall automatically revert back to Seller, and (ii) Purchaser and Seller shall reasonably cooperate

with each other to effect such reversion of ownership of the Assets and the Assigned Patent Rights.

9.3 Taxes; Expenses. Seller shall be responsible for and shall pay from the Purchase Price, all of Seller's taxes relating to the transactions, including without limitation withholding, sales, use, valued-added and similar taxes and duties paid or payable, however designated, levied or based on amounts payable to Seller hereunder or otherwise arising out of our relating to this Agreement or the transactions contemplated hereby. Each party shall be responsible for its own expenses in connection with this Agreement or the transactions contemplated hereby, including without limitation fees of their respective attorneys, accountants and consultants.

Article 10 - Governing Law, Venue/Jurisdiction

If Seller shall commence or prosecute any action, suit, proceeding or claim arising under or by reason of this Agreement, Seller must commence and prosecute such action, suit, proceeding or claim in the state or federal courts located in Santa Clara County, California and this Agreement shall be governed by, and construed in accordance with the laws of the State of California.

Article 11 - Publicity

11.1 Seller shall keep the terms and existence of this Agreement and the identities of the parties hereto and their affiliates confidential and shall not now or hereafter divulge any of this information to any third party except (i) with the prior written consent of Purchaser; (ii) as otherwise may be required by law or legal process, including, without limitation, in confidence to legal and financial advisors in their capacity of advising a party in such matters; (iii) during the course of litigation, so long as the disclosure of such terms and conditions is restricted in the same manner as is the confidential information of other litigating parties; (iv) in confidence to its legal counsel, accountants, banks and financing sources and their advisors solely in connection with complying with its obligations under this Agreement; or (v) to enforce Purchaser's right, title, and interest in and to the Assets and the Assigned Patent Rights; provided that, in (ii) and (iii) above, (a) the Seller shall use all legitimate and legal means available to minimize the disclosure to third parties, including, without limitation, seeking a confidential treatment request or protective order whenever appropriate or available; and (b) Seller shall provide Purchaser with at least 10 calendar days' prior written notice of such disclosure. Without limiting the foregoing, Seller shall cause its agents involved in this transaction to abide by the terms of this Article 11.1, including, without limitation, ensuring that such agents do not disclose or otherwise publicize the existence of this transaction with actual or potential clients in marketing materials, or industry conferences.

11.2 The parties acknowledge and agree that (i) damages alone would be insufficient to compensate Purchaser for breach of the obligations of Seller under this Agreement and that irreparable harm would result from such breach, and (ii) Purchaser may seek specific performance of the obligations under this Agreement in a court of competent jurisdiction through a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm without the necessity to post a bond or other security.

Article 12 - Miscellaneous

12.1 Seller and Purchaser shall mutually agree upon the allocation of the Purchase Price among the various items included in the Assets and Assigned Patent Rights being transferred by Seller to Purchaser. Seller and Purchaser shall file all tax returns and reports in a manner consistent with such allocation.

12.2 This Agreement is the complete agreement between the parties regarding this subject, and supersedes any prior or contemporaneous oral or written understandings between the parties with respect to the subject matter thereof and constitutes the entire Agreement of the parties with respect to such subject matter. The Agreement may not be modified except by a written instrument signed by duly authorized representatives of the parties. This requirement of written form can only be waived in writing. The following exhibits are attached hereto and incorporated herein: Exhibit A (entitled "Assets to be Transferred"); Exhibit B (entitled "Patents to be Assigned"); Exhibit C (entitled "Assignment of Patent Rights"); Exhibit D (entitled "Common Interest Agreement"); Exhibit E (entitled "Employment Agreements"); and Exhibit F (entitled "Common Stock Purchase Agreement").

12.3 If any of the provisions of this Agreement shall be found to be invalid, illegal, or unenforceable, unless the basic intentions of the parties under this Agreement are substantially jeopardized, the validity, legality, and enforceability of the remaining provisions of this Agreement shall in no way be affected or impaired thereby and shall be enforced to the maximum extent permitted by applicable law. In such a case the parties shall come to an agreement approximating as closely as possible the arrangement originally set forth in this Agreement.

12.4 No express or implied waiver by any of the parties to this Agreement of any breach of any term, condition or obligation of this Agreement shall be construed as a waiver of any subsequent or continuing breach of that term, condition or obligation or of any other term, condition or obligation of this Agreement of the same or of a different nature. Any waiver, consent, or approval of any kind regarding any breach, violation, default, provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

12.5 The terms and conditions of this Agreement shall inure to the benefit of Purchaser, its successors, assigns, and other legal representatives and shall be binding upon Seller, its successors, assigns, and other legal representatives.

12.6 All notices, requests, demands, consents, agreements and other communications required or permitted to be given under this Agreement shall be conclusively deemed effectively given upon personal delivery or delivery by courier, or on the first business day after transmission if sent by confirmed facsimile transmission, to the following address:

If to Purchaser	If to Seller
LOBIS, Inc. Attention: James Cates President 1840 Gateway Dr. Suite 200 Foster City, CA 94404	Computing Services Support Solutions Inc. 5777 W Century Blvd., Suite 1185 Los Angeles, CA 90045-5600
Facsimile: **(650-522-9733)**	Facsimile: (310) 337-3012

The above addresses and facsimile numbers can be updated by providing written notice to the other party in accordance with this Article 12.6.

12.7 Nothing in this Agreement, express or implied, is intended to or shall confer on any person other than the parties hereto and their respective successors or assigns any rights (including third-party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement.

12.8 The article headings contained in this Agreement are inserted for convenience of reference only, are not part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. All references to Articles contained herein mean Articles of this Agreement unless otherwise stated.

12.9 The parties hereto are independent contractors. Nothing in this Agreement shall be construed to create a partnership, joint venture, franchise, fiduciary, employment or agency relationship between the parties. Neither party has any express or implied authority to assume or create any obligations on behalf of the other or to bind the other to any contract, agreement or undertaking with any third party.

12.10 This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together constitute one and the same instrument. Each party shall execute and promptly deliver to the other parties a copy of this Agreement bearing its original signature. Prior to such delivery, in order to expedite the process of entering into this Agreement, the parties acknowledge that a "Transmitted Copy" of this Agreement shall be deemed an original document. "***Transmitted Copy***" means a copy bearing a signature of a party that is reproduced or transmitted via email (in Adobe PDF or similar format), photocopy, facsimile, or other process of complete and accurate reproduction and transmission.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF the parties hereto have executed this Asset and Patent Purchase Agreement as of the Effective Date.

PURCHASER	**SELLER**
LOBIS, Inc.	COMPUTING SERVICES SUPPORT SOLUTIONS, INC.
James Cates President and CEO	Deborah A. Taylor President

EXHIBIT A

ASSETS TO BE TRANSFERRED

TriggerWare Server and Software

CONTRACTS TO BE ASSIGNED AND DELEGATED

EXHIBIT B

PATENTS TO BE ASSIGNED

Patent No.	Application No.	Title	Country/ Jurisdiction	Filing Date
6,629,106 B1		Event Monitoring and System Correlation	US	October 2, 200

EXHIBIT C

ASSIGNMENT OF PATENT RIGHTS

For good and valuable consideration, the receipt of which is hereby acknowledged, Deborah A. Taylor , an individual residing at 5777 W Century Blvd, Suite 1185, Los Angeles, Ca 90045 ("*Assignor*"), does hereby sell, assign, transfer, and convey unto LOBIS, Inc., a Delaware corporation with its headquarters at 1840 Gateway Drive Suite 200, Foster City, CA 94404 ("*Assignee*"), or its designees, all right, title, and interest that exist today and may exist in the future in and to all of the following (collectively, the "*Patent Rights*"):

(a) the patents listed in the Attachment hereto ("*Listed Patents*"),

(b) all patents or patent applications (i) to which any of the foregoing claim priority directly or indirectly, (ii) for which any of the foregoing directly or indirectly forms a basis for priority, (iii) that are reissues, reexaminations, extensions, continuations, continuations in part, continuing prosecution applications, or divisionals of any of the foregoing, (iv) that are international patents, patent applications and counterparts to any of the foregoing, including certificates of invention, utility models, industrial design protection, design patent protection, and other governmental grants or issuances, and (v) any of the foregoing in (i)-(iv) whether or not expressly listed as Listed Patents below and whether or not abandoned, rejected, or the like;

(c) inventions, invention disclosures, and discoveries described in any of the Listed Patents and/or any of the foregoing clause (b) to the extent that any such inventions, invention disclosures, and discoveries (i) are included in any claim in the Listed Patents and/or any of the foregoing clause (b), (ii) are subject matter capable of being claimed in any reissue or reexamination proceedings brought on any of the Listed Patents and/or any of the foregoing clause (b), and/or (iii) could have been and/or could be claimed in any continuations, continuations in part, continuing prosecution applications, requests for continuing examinations and/or divisionals of the Listed Patents and/or any of the foregoing clause (b);

(d) rights to apply in any or all countries of the world for patents, certificates of invention, utility models, industrial design protections, design patent protections or other governmental grants or issuances of any type related to the any of the foregoing clauses (a), (b) and/or (c), including, without limitation, under the Paris Convention for the Protection of Industrial Property, the International Patent Cooperation Treaty, or any other convention, treaty, agreement or understanding;

(e) causes of action (whether currently pending, filed, or otherwise) and other enforcement rights, including, without limitation, all rights under the Listed Patents and/or under or on account of any of the foregoing clauses (b), (c) and/or (d) to

(i) damages,
(ii) injunctive relief and
(iii) other remedies of any kind

for past, current and future infringement; and

(f) all rights to collect royalties and other payments under or on account of any of the Listed Patents or any of the foregoing clauses (b) through (e).

Assignor represents, warrants and covenants that:

(1) Assignor has the full capacity, power and authority, and has obtained all third party consents, approvals and/or other authorizations required to enter into this Agreement and to carry out its obligations hereunder, including the assignment of the Patent Rights to Assignee.

(2) Assignor owns all right, title, and interest to the Patent Rights, including, without limitation, all right, title, and interest to sue for infringement of the Patent Rights. Assignor has obtained and properly recorded previously executed assignments for the Patent Rights as necessary to fully perfect its rights and title therein in accordance with governing law and regulations in each respective jurisdiction. The Patent Rights are free and clear of all liens, claims, mortgages, security interests or other encumbrances, and restrictions. There are no actions, suits, investigations, claims or proceedings threatened, pending or in progress relating in any way to the Patent Rights. There are no existing contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to, or in any person to acquire any of the Patent Rights.

Assignor hereby authorizes the respective patent office or governmental agency in each jurisdiction to issue any and all patents, certificates of invention, utility models or other governmental grants or issuances that may be granted upon any of the Patent Rights in the name of Assignee, as the assignee to the entire interest therein.

The terms and conditions of this Assignment of Patent Rights shall inure to the benefit of Assignee, its successors, assigns, and other legal representatives and shall be binding upon Assignor, its successors, assigns, and other legal representatives.

IN WITNESS WHEREOF this Assignment of Patent Rights is executed at Los Angeles on March 20th, 2008

ASSIGNOR

Deborah A. Taylor

Deborah A. Taylor, President/CEO

<u>ATTACHMENT</u>

LISTED PATENTS

Patent No.	Application No.	Title	Country/ Jurisdiction	Filing Date
6,629,106 B1		Event Monitoring and System Correlation	US	October 2, 2003

SDO 111164-2.T09601.0010
DOCSOC/1304173v2/000000-0000
DOCSOC/1304173v3/000000-0000

EXHIBIT D

COMMON INTEREST AGREEMENT

THIS COMMON INTEREST AGREEMENT (this "*Agreement*") is entered into as of September __, 2008 by and between the undersigned legal counsel ("*Counsel*"), for themselves and on behalf of the parties they represent (as indicated below).

Article 1 – Background

1.1 LOBIS, Inc. ("*Purchaser*") and Computing Services Support Solutions, Inc. ("*Seller*") (Purchaser and Seller are sometimes hereafter referred to herein as a "*party*" or the "*parties*"), have entered into an agreement under which Purchaser shall acquire all substantial rights of Seller in certain patent applications filed or to be filed throughout the world (the "*Patent Matters*").

1.2 The parties have a common interest in the Patent Matters and have agreed to treat their communications and those of their Counsel relating to the Patent Matters as protected by the common interest privilege. Furtherance of the Patent Matters requires the exchange of proprietary documents and information, the joint development of legal strategies and the exchange of attorney work product developed by the parties and their respective Counsel.

Article 2 – Common Interest

2.1 The parties have a common, joint and mutual legal interest in cooperating with each other, to the extent permitted by law, to share information protected by the attorney-client privilege and by the work product doctrine with respect to the Patent Matters. Any counsel or consultant retained by a party or their Counsel to assist in the Patent Matters shall be bound by, and entitled to the benefits of, this Agreement.

2.2 In order to further their common interest, the parties and their Counsel shall exchange privileged and work product information, orally and in writing, including, without limitation, factual analyses, mental impressions, legal memoranda, source materials, draft legal documents, prosecution history files and other information (hereinafter "*Common Interest Materials*"). The sole purpose for the exchange of the Common Interest Materials is to support the parties' common interest with respect to the prosecution and enforcement of the Patent Matters. Any Common Interest Materials exchanged shall continue to be protected under all applicable privileges and no such exchange shall constitute a waiver of any applicable privilege or protection.

Article 3 – Confidentiality

3.1 The parties and their Counsel shall use the Common Interest Materials solely in connection with the Patent Matters and shall take appropriate steps to protect the privileged and confidential nature of the Common Interest Materials. Neither client nor their respective Counsel shall produce

privileged documents or information unless or until directed to do so by a final order of a court of competent jurisdiction, or upon the prior written consent of the other party. No privilege or objection shall be waived by a party hereunder without the prior written consent of the other party. The obligations under this Article 3.1 shall not apply either to Purchaser after closing of the acquisition of the Patent Matters or to Seller with respect to any dispute with Purchaser related to such potential acquisition.

3.2 Except as herein provided, in the event that either party or their Counsel is requested or required in the context of a litigation, governmental, judicial or regulatory investigation or other similar proceedings (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar process) to disclose any Common Interest Materials, the party or their Counsel shall immediately inform the other party and their Counsel and shall assert all applicable privileges, including, without limitation, the common interest doctrine and the joint prosecution privilege.

Article 4 – Relationship; Termination

4.1 This Agreement does not create any agency or similar relationship among the parties. Through the "Closing" (as defined in the Patent Purchase Agreement executed by Purchaser and Seller), neither party nor their respective Counsel has the authority to waive any applicable privilege or doctrine on behalf of any other party.

4.2 Nothing in this Agreement affects the separate and independent representation of each party by its respective Counsel or creates an attorney client relationship between the Counsel for a party and the other party to this Agreement.

4.3 This Agreement shall continue until terminated upon the written request of Purchaser. Upon termination, each party and their respective Counsel shall return any Common Interest Materials furnished by the other party. Notwithstanding termination, this Agreement shall continue to protect all Common Interest Materials disclosed prior to termination. Articles 3 and 5 shall survive termination of this Agreement.

Article 5 – Miscellaneous

5.1 This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, excluding those laws that direct the application of the laws of another jurisdiction. In the event any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, the remaining terms shall remain in effect. Failure of either party to enforce any provision of this Agreement shall not be deemed a waiver of future enforcement of that or any other provision.

5.2 The parties agree that a breach of this Agreement would result in irreparable injury, that money damages would not be a sufficient remedy and that the disclosing party shall be entitled to equitable relief, including injunctive relief,

as a non-exclusive remedy for any such breach without the necessity to post a bond or other security.

5.3 Notices given under this Agreement shall be given in writing and delivered by messenger or overnight delivery service to a party and their respective Counsel at their last known address, and shall be deemed to have been given on the day received.

5.4 This Agreement is effective and binding upon each party as of the date it is signed by or on behalf of a party and may be amended only by a writing signed by or on behalf of each party. This Agreement may be executed in counterparts. Any signature reproduced or transmitted via email (in Adobe PDF or similar format), photocopy, facsimile or other process of complete and accurate reproduction and transmission shall be considered an original for purposes of this Agreement.

This Agreement is being executed by each of the undersigned Counsel with the fully informed authority and consent of the respective party it represents.

Counsel for Computing Services Support Solutions, inc. (Seller)

[Name of Counsel]

By: ______________________

Name: ______________________

Title: ______________________

Counsel for LOBIS, Inc. (Purchaser)

[Name of Patent Counsel]

By: ______________________

Name: ______________________

Title: ______________________

EXHIBIT E

EMPLOYMENT AGREEMENTS

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